SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported) October 16, 2003


                             HARLEYSVILLE GROUP INC.
              (Exact name of registrant as specified in its charter)

         Delaware                    0-14697                 51-0241172
(State or other jurisdiction       (Commission              (IRS Employer
     of incorporation)             File Number)           Identification No.)


355 Maple Avenue, Harleysville, Pennsylvania                     19438
   (Address of principal executive offices)                    (Zip Code)


                                 (215) 256-5000
               Registrant's telephone number, including area code


                                       N/A
         (Former name or former address, if changed since last report.)


ITEM 12.     RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The information provided in this Form 8-K, Item 12, Results of Operations and Financial Condition, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 as amended, except as shall be expressly set forth by specific reference in such filing.

On October 16, 2003, Harleysville Group Inc. issued a press release commenting on third quarter 2003 earnings. The information included in the press release follows:

HARLEYSVILLE, PA-OCTOBER 16, 2003-Harleysville Group Inc. (Nasdaq: HGIC) announced today it expects to report a diluted net loss per share in the range of $1.15 to $1.17 in the third quarter of 2003, reflecting loss reserve increases in several business lines and the cost of claims resulting from Hurricane Isabel. The net loss includes net realized after-tax investment losses of $0.01 per share. The company had diluted net income of $0.50 per share in the third quarter of 2002. For the nine months, the company expects a diluted net


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loss per share in the range of $0.92 to $0.94, compared to diluted net income per share of $0.95 in 2002. The 2003 result includes realized investment losses of $0.02 per share, compared to $0.44 per share of realized losses in 2002.
     The third quarter 2003 estimate reflects the addition of $55 million pretax to the company's loss and loss adjustment reserves for prior accident years, specifically in its workers compensation ($17 million), commercial automobile liability ($19 million), commercial multi-peril ($14 million) and personal automobile liability ($5 million) lines of business. The company stated that 87 percent of the reserve development relates to the 1998 to 2002 accident years. The expected third quarter result also reflects estimated claims costs of $9.4 million pretax, or $0.20 per share after taxes, from Hurricane Isabel in September.
     "These earnings are unacceptable," stated Michael L. Browne, chairman of the board of Harleysville Group. "Harleysville's board of directors and management are committed to reserve adequacy and to the strength and integrity of our balance sheet. We also are determined to take the steps necessary to improve operating results to appropriate levels."
     Harleysville Group will release its third quarter 2003 earnings on Friday, October 24, prior to the start of regular trading on the Nasdaq Stock Market. The company will host a live Webcast beginning at 9:00 a.m. (ET) on October 24 to discuss its results. The Webcast will be available from the Investors section of the company's Web site (www.harleysvillegroup.com). An archive of the presentation will be available until October 24, 2004, on the company's site.
     Harleysville Insurance, "Good people to know," is a premier provider of insurance products and services for small businesses and individuals, and ranks among the top 60 U.S. property/casualty insurance groups based on net written premiums. Harleysville Group Inc. (Nasdaq: HGIC) is a publicly traded holding company for nine regional property/casualty insurance companies collectively rated A (Excellent) by A.M. Best Company. Harleysville Insurance, which distributes its products through independent insurance agents, operates in 32 Eastern and Midwestern states. Further information can be found on the company's Web site.

                                      #####

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company's control and have been made based upon management's expectations and beliefs concerning future developments and their potential effect on Harleysville Group Inc. There can be no assurance that future developments will be in accordance with management's expectations so that the effect of future developments on Harleysville Group will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Harleysville Group depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   HARLEYSVILLE GROUP INC.
                                   Registrant




                                   /s/ Roger A. Brown
October 16, 2003                   -----------------------------
                                   Roger A. Brown
                                   Senior Vice President, Secretary
                                   and General Counsel


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